EXHIBIT 10.1

EAU TECHNOLOGIES, INC.
NON-EMPLOYEE DIRECTOR
STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (“Agreement”) was made and entered into as of January 31, 2013 (“Date of Grant”), by and between EAU Technologies, Inc., a Delaware corporation (hereinafter “EAU” or the “Company”), and DIRECTOR, a director of EAU (hereinafter “Director”).

WITNESSETH:

WHEREAS, the Board of Directors of EAU has adopted a compensation program, whereas each non-employee director is to receive compensation for their participation on the Board of Directors of EAU; and

WHEREAS, the program provides that non-employee directors may receive awards of stock options to purchase shares of EAU Common Sock.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. EAU, as authorized by the Committee, hereby grants to Director the option to purchase 96,775 shares of Common Stock (the “Stock Option Award”) ”) at an exercise price of $0.31 per share, subject to adjustment if the stock of the company is changed or exchanged by reason of any recapitalization, reclassification, stock split, stock dividend, combination, subdivision or similar transaction. The Stock Option Award shall be subject to vesting as set forth and summarized below:

(a)	48,388 shares of the Stock Option Award shall vest on January 1, 2014.
(b)	48,387 shares of the Stock Option Award shall vest on January 1, 2013.

2. This option shall expire at the close of business on January 1, 2023.

3. The vested portion of the option may be exercised at any time after it vests, provided that at the time of exercise all of the conditions set forth in this document have been met.

4. The option is nontransferable, except as designated by you by will or by the laws of descent and distribution. The option will normally terminate on the earlier of (i) the date of expiration of the option or (ii) the 90th day after cessation of service as a director of the Company; provided, however, that, if the Director leaves the board of directors of the Company in “good standing,” such Director’s Option shall remain in effect, vest, become exercisable and expire as if the Director had remained a director of the Company. This option is not granted pursuant to the EAU Technologies, Inc. 2007 Stock Incentive Plan (the “Plan”). The Plan, as amended from time to time by the Board of Directors of the Company, is hereby incorporated in this agreement and to the extent that anything in this agreement is inconsistent with the Plan, the terms of the Plan shall control. Director acknowledges that the Company has provided a copy of the Plan to Director.

5. At the time or times when the Director wishes to exercise his option, Director shall be required to follow the procedures established by the Company for the exercise of options. Notice of exercise of the option must be accompanied by a payment equal to the applicable option exercise price plus all withholding taxes due, if any, such amount to be pain in cash or by tendering, either by actual delivery of shares or by attestation, shares of common stock that are acceptable to the Committee, such shares to be valued at Fair Market Value, as defined in the Plan, as of the day the shares are tendered, or paid in any combination of cash and shares, as determined by the Committee. To the extent permitted by applicable law and the policies adopted from time to time by the Committee, you may elect to pay the exercise price through the contemporaneous sale by a third party broker of shares of common stock acquired upon exercise yielding net sales proceeds equal to the exercise price and any withholding tax due and the remission of those sale proceeds to the Company. Director shall at all times comply with the Company’s Insider Trading Policy, and all applicable laws.  The Company may refuse to issue the shares upon exercise of the option to the extent that the Committee determines, in good faith, that such issuance would violate any state or Federal law.

6. Director's Representations and Warranties. By execution of this Agreement, Director represents and warrants to the Company as follows:

(a) The entire legal and beneficial interest of the option and the Option Shares are for and will be held for the account of the Director only and neither in whole nor in part for any other person.

(b) Director resides at the following address:

(c) Director is familiar with the Company and its plans, operations, and financial condition. Prior to the acceptance of this option, Director has received all information as he or she deems necessary and appropriate to enable an evaluation of the financial risk inherent in accepting the option and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

7.  Restricted Securities. Director recognizes and understands that this option and the Option Shares are not currently registered under the Securities Act of 1933, as amended (the “Act”), and if registered in the future may not remain so registered and are not registered under any state securities law. Any transfer of the option (if otherwise permitted hereunder, and once exercised, the Option Shares) will not be recognized by the Company unless such transfer is registered under the Act, the Georgia Securities Act of 2008, as amended, (the “Georgia Act”) and any other applicable state securities laws or effected pursuant to an exemption from such registration which may then be available. If the Option Shares are not registered, any share certificates representing the Option Shares may be stamped with legends restricting transfer thereof in accordance with the Company's policy with respect to unregistered shares of its Common Stock issued to Directors as a result of exercise of options granted under the Plan. The Company may make a notation in its stock transfer records of the aforementioned restrictions on transfers and legends. Director recognizes and understands that the Option Shares may be restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 may not be available under certain circumstances and that Director's opportunity to utilize such Rule 144 to sell the Option Shares may be limited or denied. The Company shall be under no obligation to maintain or promote a public trading market for the class of shares for which the option is granted or to make provision for adequate information concerning the Company to be available to the public as contemplated under Rule 144. The Company will be under no obligation to recognize any transfer or sale of any Option Shares pursuant to Rule 144 unless the terms and conditions of Rule 144 are complied with by the Director. By acceptance hereof, Director agrees that no permitted disposition of any Option Shares shall be made unless and until (i) there is at the time of exercise of the option in effect a registration statement under the Act, or (ii) Director shall have notified the Company of a proposed Option disposition and shall have furnished to the Company a detailed statement of the circumstances surrounding such disposition, together with an opinion of counsel acceptable in form and substance to the Company that such disposition will not require registration of the shares so disposed under the Act, the Georgia Act, and any applicable state securities laws. The Company shall be under no obligation to permit such transfer or disposition on its stock transfer books unless counsel for the Company shall concur as to such matters. Director recognizes and understands that as long as Director remains a designated Section 16 officer of the Company, and for up to six months thereafter, any sales of Option Shares will be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated thereunder. Director also recognizes and understands that any sale of the Option Shares will also be subject to Rule 10b-5 promulgated under the Exchange Act. Director agrees that any disposition of the Option Shares shall be made only in compliance with the Act, the Exchange Act, and the rules and regulations promulgated thereunder.

8. The option shall be subject to and governed by the laws of the State of Delaware. The Stock Option Agreement contains the entire agreement of you and the Company with respect to your option, and no representation, inducement, promise, or agreement or other similar understanding between you and the Company not embodied herein shall be of any force or effect, and the Company will not be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

By accepting this Option, you accept and agree to be bound by all of the terms and conditions of the Option.

EAU TECHNOLOGIES, INC.:

By:
Wade R. Bradley
Chief Executive Officer
And President